Exhibit 4.3

FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This First Amendment to Registration Rights Agreement (this “Amendment”) is made as of December 21, 2018 by and among SailPoint Technologies Holdings, Inc. (the “Company”), and the undersigned, which constitute a majority of the holders of Investor Registrable Securities (the “Requisite Holders”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in that certain Registration Rights Agreement, entered into as of September 8, 2014 (the “Registration Rights Agreement”), by and among the Company and the parties identified on the signature pages thereto.

RECITALS:

WHEREAS, Section 9(d) of the Registration Rights Agreement provides that the provisions of such agreement may be terminated, amended, waived or otherwise modified only upon the prior written consent of the Company and the Requisite Holders, and that such termination, amendment, waiver or other modification shall be binding on all Stockholders; and

WHEREAS, the undersigned constitute the Company and the Requisite Holders to amend the Registration Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

Section 1.Amendments to Registration Rights Agreement

(a)Amendment to Section 8.

i.	Section 8(h) of the Registration Rights Agreement is hereby deleted in its entirety and replaced with the following:

“(h)The term “Registrable Securities” means (i) any Common Stock issued pursuant to the Purchase Agreement or any Restricted Stock Agreement, (ii) any other Common Stock issued or issuable with respect to the securities referred to in clause (i) by way of a stock dividend or stock split or in connection with an exchange or combination of shares, recapitalization, merger, consolidation or other reorganization, and (iii) any other shares of Common Stock held by Persons holding securities described in clauses (i) and (ii), inclusive above, including, without limitation, any shares of Common Stock issued upon conversion of the Company’s preferred stock.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when  they (a) have been  distributed to the public pursuant to an offering registered under the Securities Act, (b) have been  or sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the

Securities Act (or any similar rule then in force) (“SEC Rule 144”), or (c) become eligible for sale pursuant to SEC Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under SEC Rule 144(c)(1). For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire such Registrable Securities (upon conversion of any capital stock or upon exercise of any options or warrants or in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.”

(b)Amendment to Section 9.

Section 9 of the Registration Rights Agreement is hereby amended to include the following Section 9(k):

“(k)Termination. This Agreement shall terminate and be of no further force or effect when there shall no longer be any Registrable Securities outstanding.”

Section 2.General Provisions.

(a)Amendment. No amendment of this Amendment shall be valid unless such amendment is made in accordance with Section 9(d) of the Registration Rights Agreement.

(b)Counterparts. This Amendment may be executed simultaneously in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Amendment.  Each party to this Amendment agrees that its own telecopied signature will bind it and that it accepts the telecopied signature of each other party to this Amendment.

(c)Governing Law. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(d)Severability of Provisions. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Amendment.

(e)Effect of the Amendment. Except as amended by this Amendment, all other terms of the Registration Rights Agreement shall continue in full force and effect and remain unchanged and are hereby confirmed in all respects by each party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto execute this Amendment, effective as of the date first written above.

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Cam McMartin
Name:	Cam McMartin
Title:	Chief Financial Officer

Signature Page

First Amendment to Registration Rights Agreement

HOLDERS OF INVESTOR REGISTRABLE SECURITIES:

THOMA BRAVO FUND XI, L.P.

By:	Thoma Bravo Partners XI, L.P.
Its:	General Partner

By:	Thoma Bravo, LLC
Its:	General Partner

By:	/s/ Seth Boro
Name:	Seth Boro
Title	Managing Partner

THOMA BRAVO FUND XI-A, L.P.

By:	Thoma Bravo Partners XI, L.P.
Its:	General Partner

By:	Thoma Bravo, LLC
Its:	General Partner

By:	/s/ Seth Boro
Name:	Seth Boro
Title	Managing Partner

THOMA BRAVO EXECUTIVE FUND XI, L.P.

By:	Thoma Bravo Partners XI, L.P.
Its:	General Partner

By:	Thoma Bravo, LLC
Its:	General Partner

By:	/s/ Seth Boro
Name:	Seth Boro
Title	Managing Partner

Signature Page

First Amendment to Registration Rights Agreement